Exhibit 4.1

STANLEY FURNITURE COMPANY, INC.

2008 INCENTIVE COMPENSATION PLAN

(AS AMENDED BY FIRST AMENDMENT

EFFECTIVE APRIL 15, 2008)

1. Purpose. The purpose of this Stanley Furniture Company, Inc. 2008 Incentive Compensation Plan (the “Plan”) is to further the long term stability and financial success of Stanley Furniture Company, Inc. (the “Company”) and its Related Companies by attracting and retaining employees and other service providers through the use of cash and stock incentives. It is believed that ownership of Company Stock and the use of cash incentives will stimulate the efforts of those employees and service providers upon whose judgment and interests the Company is and will be largely dependent for the successful conduct of its business. It is also believed that Incentive Awards granted to such employees and service providers under this Plan will strengthen their desire to remain with the Company and will further identify their interests with those of the Company’s shareholders.

The Plan replaces and supersedes the Stanley Furniture Company, Inc. 2000 Incentive Compensation Plan, effective as of August 24, 2000 (the “Prior Plan”). Upon approval of the Plan by the Company’s shareholders, no additional awards shall be made under the Prior Plan, although outstanding awards previously made under the Prior Plan shall continue to be governed by the terms and conditions of the Prior Plan. Any shares allocable to incentive awards or any portions thereof granted under the Prior Plan that expire, are forfeited or terminate unexercised are not available for issuance and shall not be subjected to new Incentive Awards under this Plan.

2. Definitions. As used in the Plan, the following terms have the meanings indicated:

(a) “Act” means the Securities Exchange Act of 1934, as amended.

(b) “Applicable Withholding Taxes” means the aggregate amount of federal, state and local income and employment taxes that an Employer is required to withhold in connection with any Performance Grant or award of Performance Shares, any lapse of restrictions on Restricted Stock, any compensatory dividends paid on Restricted Stock or any exercise of a Nonstatutory Stock Option.

(c) “Board” means the board of directors of the Company.

(d) “Change of Control” means an event described in (i), (ii), (iii), or (iv):

(i) The acquisition by a Group of Beneficial Ownership of 35% or more of the Stock or the Voting Power of the Company, but excluding for this purpose: (A) any acquisition by the Company (or a subsidiary), or an employee benefit plan of the Company; or (B) any acquisition of common stock of the Company by management employees of the Company. “Group” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Act, “Beneficial Ownership” has the meaning in Rule 13d-3 promulgated under the Act, “Stock” means the then outstanding shares of common stock, and “Voting Power” means the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors.

(ii) Individuals who constitute the Board on the effective date of the Plan (the “Incumbent Board”) cease to constitute at least a majority of the Board, provided that any director whose nomination was approved by a majority of the Incumbent Board shall be considered a member of the Incumbent Board unless such individual’s initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act).

(iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, in which the owners of more than 50% of the Stock or Voting Power of the Company do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the Stock or Voting Power of the corporation resulting from such reorganization, merger or consolidation.

(iv) A complete liquidation or dissolution of the Company or of its sale or other disposition of all or substantially all of the assets of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation and Benefits Committee of the Board (or any successor Board committee designated by the Board to administer the Plan), provided that, if any member of the Compensation and Benefits Committee does not qualify as (i) an outside director for purposes of Code section 162(m), (ii) a non-employee director for purposes of Rule 16b-3, and (iii) an independent director for purposes of the rules of the exchange on which the Company Stock is traded, the remaining members of the committee (but not less than two members) shall be constituted as a subcommittee to act as the Committee for purposes of the Plan.

(g) “Company” means Stanley Furniture Company, Inc.

(h) “Company Stock” means the common stock of the Company, par value $.02 per share. In the event of a change in the capital structure of the Company (as provided in Section 13), the shares resulting from the change shall be deemed to be Company Stock within the meaning of the Plan. Shares of Company Stock may be issued under this Plan without cash consideration.

(i) “Date of Grant” means (i) with respect to a Non-Option Award, the date on which the Committee grants the award; (ii) with respect to a Nonstatutory Option, the date on which the Committee completes the corporate action necessary to create a legally binding right constituting the Nonstatutory Stock Option; (iii) with respect to an Incentive Stock Option, the date on which the Committee completes the corporate action constituting an offer of stock for sale to a Participant under the terms and conditions of the Incentive Stock Option; or (iv) with respect to any Incentive Award, such future date on which the grant is to be effective as specified by the Committee.

(j) “Disability” means, as to an Incentive Stock Option, a Disability within the meaning of Code section 22(e)(3). As to all other Incentive Awards, Disability (or variations thereof) means, unless otherwise provided in the Grant Agreement with respect to the award, a Disability within the meaning of Code section 409A(a)(2)(C) and Treasury Regulations section 1.409A-3(i)(4) (or any successor provision). The Committee shall determine whether a Disability exists and the determination shall be conclusive.

(k) “Employee” means an individual employed by the Company or a Related Company as a common-law employee.

(l) “Employer” means the Service Recipient with respect to an Employee.

(m) “Fair Market Value” means the closing price per share of Company Stock on the exchange on which the Company Stock has the highest trading volume on the Date of Grant or any other date for which the value of Company Stock must be determined under the Plan, or, if the determination date is not a trading day, on the most recent trading day immediately preceding the determination date.

(n) “Grant Agreement” means the written agreement between the Company and a Participant containing the terms and conditions with respect to an Incentive Award.

(o) “Incentive Award” means any Performance Grant, Performance Share, Option or share of Restricted Stock awarded under the Plan.

(p) “Incentive Stock Option” means an Option intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code section 422.

(q) “Non-Option Award” means an Incentive Award other than an Option.

(r) “Nonstatutory Stock Option” means an Option that does not meet the requirements of Code section 422, or, even if meeting the requirements of Code section 422, is not intended to be an Incentive Stock Option and is so designated.

(s) “Option” means a right to purchase Company Stock granted under Section 9 the Plan.

(t) “Participant” means any Service Provider who receives an Incentive Award under the Plan.

(u) “Performance Criteria” means the performance of the Company, any Related Company, any subsidiary, division, business unit thereof, or any individual using one or more of the following measures, either on an operating or GAAP basis where applicable, including or excluding nonrecurring or extraordinary items where applicable, and including measuring the performance of any of the following relative to a defined peer group of companies or an index or, where applicable, on a per-share basis: cash flow; cost reduction (or limits on cost increases); debt to capitalization; debt to equity; earnings; earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization; earnings per share; income from operations; income from operations to capital spending; free cash flow; net income; net sales; price per share of Company Stock; return on assets; return on capital employed; return on equity; return on investment; return on sales; sales volume; or total return to shareholders.

(v) “Performance Goal” means an objectively determinable performance goal established by the Committee that relates to one or more Performance Criteria.

(w) “Performance Grant” means a right to receive cash or Company Stock subject to the attainment of Performance Goals as set forth in Section 6.

(x) “Performance Shares” means a right to receive shares of Company Stock subject to the satisfaction of performance conditions as set forth in Section 7.

(y) “Plan” means this Stanley Furniture Company, Inc. 2008 Incentive Compensation Plan, as it may be amended from time to time.

(z) “Plan Year” means the calendar year.

(aa) “Related Company” means, (i) for purposes of determining eligibility to receive an Incentive Stock Option, any “parent corporation” with respect to the Company within the meaning of Code section 424(e) or any “subsidiary corporation” with respect to the Company within the meaning of Code section 424(f); (ii) for purposes of determining eligibility to receive a Nonstatutory Stock Option, any corporation or other entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest (within the meaning of Treasury Regulations section 1.409A-1(b)(5)(E)(1) (or any successor provision)) in another corporation or other entity in the chain, beginning with a corporation or other entity in which the Company has a controlling interest; and (iii) for all other purposes under the Plan, any corporation, trade or business that would be required to be treated as a single employer with the Company under Code sections 414(b) or (c), provided that, in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations, or in applying Treasury Regulations section 1.414(c)-2 for purposes of determining trades or businesses under common control, the phrase “at least 50%” shall replace the phrase “at least 80%” each time it appears in those sections.

(bb) “Repricing” means, with respect to an Option, any of the following: (i) the lowering of the exercise price after the Date of Grant; (ii) the taking of any other action that is treated as a repricing under generally accepted accounting principles; or (iii) the cancellation of the Option at a time when its exercise price exceeds the Fair Market Value of the underlying Company Stock in exchange for any other Incentive Award, unless the cancellation and exchange occurs in connection with a Corporate Event (as defined in Section 13(b) below).

(cc) “Restricted Stock” means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 8.

(dd) “Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Act, as amended from time to time.

(ee) “Service Provider” means an Employee, director, advisor, consultant or other natural person employed by or providing bona fide services to the Company or a Related Company.

(ff) “Service Recipient” means, with respect to a Service Provider, the Company or the Related Company for which the Service Provider performs services.

(gg) “Taxable Year” means the fiscal period used by the Company for reporting taxes on its income under the Code.

(hh) “Ten Percent Shareholder” means a person who owns, directly or indirectly, stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Related Company. Indirect ownership of stock shall be determined in accordance with Code section 424(d).

(ii) “Treasury Regulations” mean the final, temporary or proposed regulations issued by the Treasury Department and/or Internal Revenue Service as codified in Title 26 of the United States Code of Federal Regulations.

3. General. The following types of Incentive Awards may be granted under the Plan: Performance Grants, Performance Shares, shares of Restricted Stock or Options. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options.

4. Stock.

(a) Reserve. Subject to Section 13 of the Plan, there shall be reserved for issuance under the Plan an aggregate of two million (2,000,000) shares of Company Stock, which shall be authorized but unissued shares.

(b) Share Use. Shares allocable to Incentive Awards or portions thereof granted under the Plan that expire, are forfeited, or that terminate unexercised may again be subjected to an Incentive Award under the Plan. Any shares of Company Stock tendered or exchanged by a Participant as full or partial payment to the Company of the exercise price under an Option, any shares retained or withheld by the Employer in satisfaction of an Employee’s obligations to pay Applicable Withholding Taxes with respect to any Incentive Award and any shares of Company Stock covered by an Incentive Award that is settled in cash shall not be available for issuance, subjected to new awards or otherwise used to increase the share reserve under the Plan. The cash proceeds from Option exercises shall not be used to repurchase shares on the open market for reuse under the Plan.

(c) Prior Plan. Upon approval of the Plan by shareholders, no additional grants of incentive awards may be made under the Stanley Furniture Company, Inc. 2000 Incentive Compensation Plan, effective as of August 24, 2000 (the “Prior Plan”). Any shares allocable to options, restricted stock or other awards or any portions thereof granted under the Prior Plan that expire, are forfeited or terminate unexercised shall not become available for issuance, subjected to new awards or otherwise used to increase the share reserve under this Plan.

(d) Plan Limits. All of the shares of Company Stock that may be issued under this Plan may be issued upon the exercise of Options that qualify as Incentive Stock Options. No more than two hundred thousand (200,000) shares of Company Stock may be issued under the Plan under Non-Option Awards, provided that any shares that are issuable under Non-Option Awards that expire, are forfeited or terminate unexercised shall not count against this limit. No more than three hundred thousand (300,000) shares may be allocated to the Incentive Awards, including the maximum amounts payable under a Performance Grant, that are granted to any individual Participant during any single Taxable Year. The aggregate maximum cash amount payable under the Plan to any Participant in any single Taxable Year shall not exceed two million dollars ($2,000,000).

5. Eligibility.

(a) All present and future Service Providers of the Company or any Related Company (whether now existing or hereafter created or acquired) who have contributed or who can be expected to contribute significantly to the Company or a Related Company shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in Section 14, to select eligible Service Providers to receive Incentive Awards and to determine for each Service Provider the nature of the award and the terms and conditions of each Incentive Award. Notwithstanding the preceding sentence, the directors who are not Employees of the Company (“Outside Directors”) shall have the complete and exclusive power and discretion to select Outside Directors to receive Incentive Awards and to determine the terms and conditions of each Incentive Award for each Outside Director. References throughout the Plan to the “Committee” whenever the Service Provider selected to receive an Incentive Award is an Outside Director shall be read instead as references to the Outside Directors as a group or to any committee of the Board which is composed solely of Outside Directors and which is designated to act with respect to Incentive Awards for Outside Directors.

(b) The grant of an Incentive Award shall not obligate the Company or any Related Company to pay a Service Provider any particular amount of remuneration, to continue the employment or services of the Service Provider after the grant or to make further grants to the Service Provider at any time thereafter.

6. Performance Grants.

(a) The Committee may make Performance Grants to eligible Service Providers. Each Performance Grant shall include the Performance Goals for the award, the Performance Criteria with respect to which such goals are to be measured, the target and maximum amounts payable under the award, the period over which the award is to be earned, and any other terms and conditions as are applicable to the Performance Grant.

The terms of a Performance Grant may be set in an annual or long-term bonus plan or other similar document. In the event of any conflict between such document and the Plan, the terms of the Plan shall control. Performance Grants shall be granted and administered in such a way as to qualify as “performance-based compensation” for purposes of Code section 162(m).

(b) The Committee shall establish the Performance Goals for Performance Grants. The Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Grants. The Committee may vary the Performance Criteria, Performance Goals and weightings from Participant to Participant, Performance Grant to Performance Grant and Plan Year to Plan Year. The Committee may increase, but not decrease, the minimum and target levels (but not the maximum level) with respect to any Performance Goal after the start of a Performance Period.

(c) The Committee shall establish for each Performance Grant the amount of cash or Company Stock payable at specified levels of performance, based on the Performance Goal or Goals with respect to each Performance Criterion. Any Performance Grant shall be made not later than the earlier of (i) 90 days after the start of the period for which the Performance Grant relates and (ii) the completion of 25% of such period. All determinations regarding the achievement of any Performance Goals will be made by the Committee. The Committee may not increase during a Plan Year the amount of cash or Company Stock that would otherwise be payable upon achievement of the Performance Goal or Goals but may reduce or eliminate the payments unless otherwise provided in a Performance Grant. The Committee may provide for a Performance Grant to be payable at the target level (or other level as determined by the Committee in its discretion) prior to the attainment of a Performance Goal or Goals solely upon the Participant’s death, Disability, or the occurrence of a Change of Control.

(d) The actual payments to a Participant under a Performance Grant will be calculated by measuring the achievement of the Performance Goals with respect to the Performance Criteria as established in the Performance Grant. All calculations of actual payments shall be made by the Committee and the Committee shall certify in writing the extent, if any, to which the Performance Goals have been met.

(e) Performance Grants may be paid in cash, Company Stock, or a fixed combination of Company Stock or cash as provided by the Committee at the time of grant, or the Committee may reserve the right to determine the manner of payment at the time the Performance Grant becomes payable. The Committee may provide in the Grant Agreement that the Participant may make an election to defer the payment under a Performance Grant subject to such terms as the Committee may determine in accordance with Code section 409A.

(f) A Participant who receives a Performance Grant payable in Company Stock shall have no rights as a shareholder until the Company Stock is issued pursuant to the terms of the Performance Grant and all requirements with respect to the issuance of such shares have been satisfied.

(g) A Participant’s interest in a Performance Grant may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

(h) Whenever payments under a Performance Grant are to be made in cash to a Participant who is an Employee, his Employer will withhold therefrom an amount sufficient to satisfy any Applicable Withholding Taxes. Each Participant who is an Employee shall agree as a condition of receiving a Performance Grant payable in Company Stock to pay to his Employer, or make arrangements satisfactory to his Employer regarding the payment to his Employer of, Applicable Withholding Taxes. Until the amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued to the Participant. Payment to the Employer in satisfaction of Applicable Withholding Taxes may be in cash or in shares of Company Stock (valued at their Fair Market Value as of the date of payment) to which the Participant has good title, free and clear of all liens and encumbrances. As an alternative to making a separate payment to his Employer to satisfy Applicable Withholding Taxes, if the Committee allows, the Participant may elect to have his Employer retain that number of shares of Company Stock (valued at their Fair Market Value as of the date of such retention) that would satisfy all or a specified portion of the Applicable Withholding Taxes. The shares of Company Stock retained may not exceed the amount of the Applicable Withholding Taxes.

7. Performance Shares

(a) The Committee may grant Performance Shares to eligible Service Providers. Whenever the Committee grants Performance Shares, notice shall be given to the Service Provider stating the number of Performance Shares granted and the terms and conditions to which the grant of Performance Shares is subject, including the performance goals for the award, the performance criteria on which the performance goals are based, the weightings for the performance criteria, the threshold, target and maximum number of shares payable under the award, the applicable performance period, and any other terms and conditions determined by the Committee in its discretion. This notice shall become the Grant Agreement between the Company and the Service Provider and, at that time, the Service Provider shall become a Participant.

(b) An award of Performance Shares may or may not be intended to qualify as “performance-based compensation” for purposes of Code section 162(m). If an award of Performance Shares is intended to qualify as “performance-based compensation” for purposes of Code section 162(m), the award shall be treated as a Performance Grant and shall be made pursuant to and subject to the requirements set forth in Section 6 above. Otherwise, the award shall be made pursuant to this Section 7 and shall be subject to the requirements described below.

(c) The Committee shall establish the performance goals to which each award of Performance Shares shall be subject. The performance goals need not be objective or based on the Performance Criteria described in Section 2(u) above, but may be based on other performance criteria selected by the Committee in its discretion. The Committee may vary the performance criteria, performance goals and weightings from Participant to Participant, grant to grant and Plan Year to Plan Year. The Committee may increase or decrease the minimum, target or maximum levels with respect to any performance goal after the start of a performance period in its discretion.

(d) The Committee shall establish for each award the number of shares of Company Stock payable at specified levels of performance, based on the performance goal(s) with respect to each performance criterion. The performance period with respect to an award may be any length of time and the performance goals with respect to such award may be established at any time after the start of such period in the Committee’s discretion. All determinations regarding the achievement of any performance goals will be made by the Committee. The Committee may increase during a Plan Year the number of shares of Company Stock that would otherwise be payable upon achievement of the performance goal(s) and may reduce or eliminate the payments unless otherwise provided in the Grant Agreement.

(e) The actual number of shares to be paid to a Participant under an award will be calculated by measuring the achievement of the performance goal(s) with respect to the performance criteria as established by the Committee. All calculations of actual payments shall be made by the Committee whose decision shall be final and binding on all parties. The Committee may reserve the right in a Grant Agreement to settle all or portion of an award of Performance Shares in cash instead of shares of Company Stock, with the cash portion to be determined based on the Fair Market Value as of the date of payment of the shares of Company Stock otherwise payable under the award, or to allow the Participant to defer payment under the award, subject to such terms as the Committee may determine in accordance with Code section 409A.

(f) A Participant shall have no rights as a shareholder until shares of Company Stock are issued under the award and all requirements with respect to the issuance of such shares have been satisfied.

(g) A Participant’s interest in an award of Performance Shares may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

(h) Each Participant who is an Employee shall agree at the time of receiving an award of Performance Shares, and as a condition thereof, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until the amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued to the Participant. Payment to the Employer in satisfaction of Applicable Withholding Taxes may be in cash or in shares of Company Stock (valued at their Fair Market Value as of the date of payment) to which the Participant has good title, free and clear of all liens and encumbrances. As an alternative to making a separate payment to the Employer to satisfy Applicable Withholding Taxes, if the Committee allows, the Participant may elect to have the Employer retain that number of shares of Company Stock (valued at their Fair Market Value as of the date of such retention) that would satisfy all or a specified portion of the Applicable Withholding Taxes. The shares of Company Stock retained may not exceed the amount of the Applicable Withholding Taxes.

8. Restricted Stock Awards.

(a) The Committee may grant Restricted Stock to eligible Service Providers. Whenever the Committee deems it appropriate to grant Restricted Stock, notice shall be given to the Service Provider stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. This notice shall become the Grant Agreement between the Company and the Service Provider and, at that time, the Service Provider shall become a Participant.

(b) The Committee shall establish as to each award of Restricted Stock the terms and conditions upon which the restrictions set forth in paragraph (c) below shall lapse. The terms and conditions may include the continued performance of services or the achievement of performance conditions measured on an individual, corporate or other basis, or any combination thereof. Any service or performance period shall not be less than twelve consecutive months in length; provided, however, that the Committee may, in its discretion and without limitation, provide in the Grant Agreement that restrictions will expire as a result of the Disability, death, retirement or involuntary termination of the Participant or the occurrence of a Change of Control. If the award is intended to qualify as “performance-based compensation” for purposes of Code section 162(m), the award shall be governed by the provisions of Section 6.

(c) No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on the shares established by the Committee have lapsed or been removed.

(d) Upon the acceptance by a Participant of an award of Restricted Stock, the Participant shall, subject to the restrictions set forth in paragraph (c) above, have all the rights of a shareholder with respect to the shares of Restricted Stock, including, but not limited to, the right to vote the shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Unless otherwise provided in the Grant Agreement, (i) dividends or other distributions paid in shares of Company Stock shall be subject to the same restrictions set forth in paragraph (c) as the shares of Restricted Stock with respect to which the dividends or other distributions are paid and (ii) dividends or other distributions paid in cash shall be paid at the same time and under the same conditions as such dividends or other distributions are paid to the shareholders of record of Company Stock. Certificates representing Restricted Stock shall be held by the Company until the restrictions lapse and upon request the Participant shall provide the Company with appropriate stock powers endorsed in blank.

(e) Each Participant who is an Employee shall agree at the time his or her Restricted Stock is granted, and as a condition thereof, to pay to his Employer, or make arrangements satisfactory to his Employer regarding the payment to his Employer of, Applicable Withholding Taxes. Until the amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued to the Participant. Payment to the Employer in satisfaction of Applicable Withholding Taxes may be in cash or in shares of Company Stock (valued at their Fair Market Value as of the date of payment) to which the Participant has good title, free and clear of all liens and encumbrances. As an alternative to making a separate payment to his Employer to satisfy Applicable Withholding Taxes, if the Committee allows or the Grant Agreement so provides, the Participant may elect to have his Employer retain that number of shares of Company Stock (valued at their Fair Market Value as of the date of such retention) that would satisfy all or a specified portion of the Applicable Withholding Taxes. The shares of Company Stock retained may not exceed the amount of the Applicable Withholding Taxes.

9. Stock Options.

(a) The Committee may grant Options to eligible Service Providers. Whenever the Committee grants Options, notice shall be given to the Service Provider stating the number of shares for which Options are granted, the Option exercise price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, and the conditions to which the grant and exercise of the Options are subject. This notice shall become the Grant Agreement between the Company and the Service Provider and, at that time, the Service Provider shall become a Participant.

(b) The exercise price of shares of Company Stock covered by an Option shall not be, and shall never become, less than 100 percent of the Fair Market Value of the shares on the Date of Grant, except as may be provided in Section 13. If the Participant is a Ten Percent Shareholder and the Option is intended to qualify as an Incentive Stock Option, the exercise price shall be not less than 110 percent of the Fair Market Value of such shares on the Date of Grant.

(c) Options may be exercised in whole or in part at the times as may be specified by the Committee in the Participant’s Grant Agreement; provided that no Option may be exercised after the expiration of ten (10) years from the Date of Grant. If the Participant is a Ten Percent Shareholder and the Option is intended to qualify as an Incentive Stock Option, the Option may not be exercised after the expiration of five (5) years from the Date of Grant.

(d) Options shall not be transferable except to the extent specifically provided in the Grant Agreement. Incentive Stock Options, by their terms, shall not be transferable except by will or the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant.

(e) Options that are intended to qualify as Incentive Stock Options shall be granted only to Employees who meet the eligibility requirements of Section 5.

(f) Options that are intended to qualify as Incentive Stock Options shall, by their terms, not be exercisable after the first to occur of (x) ten years from the Date of Grant (five years if the Participant to whom the Option has been granted is a Ten Percent Shareholder), (y) three months following the date of the Participant’s retirement or other termination of employment with the Company and all Related Companies for reasons other than Disability or death, or (z) one year following the date of the Participant’s termination of employment on account of Disability or death.

(g) Options that are intended to qualify as Incentive Stock Options shall, by their terms, be exercisable in any calendar year only to the extent that the aggregate Fair

Market Value (determined as of the Date of Grant) of the Company Stock with respect to which Incentive Stock Options are exercisable for the first time during the Plan Year does not exceed $100,000 (the “Limitation Amount”). Incentive Stock Options granted under the Plan and all other plans of the Company and all Related Companies shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Committee may impose any conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a Plan Year exceed the Limitation Amount, the excess Options shall be treated as Nonstatutory Stock Options to the extent permitted by law.

(h) A Participant who purchases shares of Company Stock under an Option shall have no rights as a shareholder until the Company Stock is issued pursuant to the terms of the Grant Agreement and all requirements with respect to the issuance of such shares have been satisfied.

(i) Options may be exercised by the Participant giving written notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option. The notice shall be effective only if accompanied by the exercise price in full in cash; provided, however, that if the terms of an Option or the Committee in its discretion so permits, the Participant (i), unless prohibited by law, may deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price and, if required by the terms of the Option or the Committee in its discretion, Applicable Withholding Taxes, (ii) may deliver shares of Company Stock for which the holder thereof has good title, free and clear of all liens and encumbrances (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price, or (iii) may cause to be withheld from the Option shares, shares of Company Stock (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price; or (iv) may use any other methods of payment as the Committee, at its discretion, deems appropriate. Until the Participant has paid the exercise price and any Applicable Withholding Taxes, no stock certificate shall be issued.

(j) Each Participant who is an Employee shall agree as a condition of the exercise of an Option to pay to his Employer, or make arrangements satisfactory to his Employer regarding the payment to his Employer of, Applicable Withholding Taxes. Until the amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued upon the exercise of an Option. Payment to the Employer in satisfaction of Applicable Withholding Taxes may be in cash or in shares of Company Stock (valued at their Fair Market Value as of the date of payment) to which the Participant has good title, free and clear of all liens and encumbrances. As an alternative to making a separate payment to his Employer to satisfy Applicable Withholding Taxes, if the Committee allows or the Grant Agreement so provides, the Participant may elect to have his Employer retain that number of shares of Company Stock (valued at their Fair Market Value as of the date of such retention) that would satisfy all or a specified portion of the Applicable Withholding Taxes. The shares of Company Stock retained may not exceed the amount of the Applicable Withholding Taxes.

(k) Unless specifically provided in the discretion of the Committee in a writing that references and supersedes this Section 9(k), (i) no Modification shall be made in respect to any Option if such Modification would result in the Option constituting a deferral of compensation, and (ii) no Extension shall be made in respect to any Option if such Extension would result in the Option having an additional deferral feature from the Date of Grant, in each case within the meaning of applicable Treasury Regulations under Code section 409A. Subject to the remaining part of this subsection (k), (i) a “Modification” means any change in the terms of the Option (or change in the terms of the Plan or applicable Grant Agreement) that may provide the holder of the Option with a direct or indirect reduction in the exercise price of the Option, regardless of whether the holder in fact benefits from the change in terms; and (ii) an “Extension” means either (A) the provision to the holder of an additional period of time within which to exercise the Option beyond the time originally prescribed, (B) the conversion or exchange of the Option for a legally binding right to compensation in a future taxable year, (C) the addition of any feature for the deferral of compensation to the terms of the Option, or (D) any renewal of the Option that has the effect of (A) through (C) above. Notwithstanding the preceding sentence, it shall not be a Modification or an Extension, respectively, to change the terms of an Option in accordance with Section 13 of the Plan, or in any of the other ways or for any of the other purposes provided in applicable Treasury Regulations or other generally applicable guidance under Code section 409A as not resulting in a Modification or Extension for purposes of that section. In particular, it shall not be an Extension to extend the exercise period of an Option to a date no later than the earlier of (i) the latest date upon which the Option could have expired by its original terms under any circumstances or (ii) the tenth anniversary of the original Date of Grant.

10. Effective Date of the Plan. The Plan was approved by the Board on February 25, 2008 and shall become effective as of the date on which it is approved by the shareholders of the Company. Until the Plan has been approved by the Company’s shareholders and the requirements of any applicable federal or state securities laws have been met, no shares of Company Stock issuable under Non-Option Awards shall be issued and no Options shall be exercisable that, in either case, are not contingent on the occurrence of both such events.

11. Continuing Securities Law Compliance. If at any time on or after the effective date of the Plan as described in Section 10 above, the requirements of any applicable federal or state securities laws should fail to be met, no shares of Company Stock issuable under Non-Option Awards shall be issued and no Options shall be exercisable until the Committee has determined that these requirements have again been met. The Company may suspend the right to exercise an Option at any time when the Company determines that allowing the exercise and issuance of Company Stock would violate any federal or state securities or other laws. The Committee may provide that any time periods to exercise the Option are extended during a period of suspension.

12. Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on the date that immediately follows the tenth anniversary of the date on which the Plan was approved by the Board. No new Incentive Awards shall be granted under the Plan after its termination. The Board may terminate the Plan at any time or amend the Plan at any time in any respect as it shall deem advisable; provided that no change shall be made that increases the total number of shares of Company Stock reserved for issuance under the Plan (except pursuant to Section 13(a)), materially modifies the requirements as to eligibility for participation in the Plan, or that would otherwise be considered a material revision or amendment under Code section 422 or the listing standards of the exchange on which the Company Stock is traded, unless the change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Incentive Awards with respect to Participants as it deems appropriate to ensure compliance with Rule 16b-3 and other applicable federal or state securities laws and to meet the requirements of the Code and applicable regulations or other generally applicable guidance thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Incentive Award previously granted to him or her.

13. Change in Capital Structure.

(a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Incentive Awards then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan (including the maximum limits on Non-Option Awards and Incentive Stock Options under Section 4), the maximum number of shares or securities that can be granted to an individual Participant under Section 4, the exercise price of Options, and other relevant terms of the Plan and any Incentive Awards shall be proportionately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option or fractional cents with respect to the exercise price thereof, the Committee shall round down the number of shares covered by the Option to the nearest whole share and round up the exercise price to the nearest whole cent.

(b) In the event of a Change in Control as described in Sections 2(d)(iii) or 2(d)(iv), or if the Company is otherwise a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets occurs (in any such case, a “Corporate Event”), then the Committee may take any actions with respect to outstanding Incentive Awards as the Committee deems appropriate, consistent with applicable provisions of the Code and any applicable federal or state securities laws.

(c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

14. Administration of the Plan.

(a) The Plan shall be administered by the Committee. Subject to the express provisions and limitations set forth in this Plan or the Committee’s charter or as otherwise established by the Board, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

(i) to prescribe, amend and rescind policies relating to this Plan, and to interpret the Plan, including defining terms not otherwise defined;

(ii) to determine which persons are eligible Service Providers, to which of the Service Providers, if any, Incentive Awards shall be granted hereunder and the timing of any Incentive Awards;

(iii) to grant Incentive Awards to Participants and determine the terms and conditions thereof, including the number of shares of Company Stock subject to Incentive Awards and the exercise or purchase price of the shares of Company Stock, making Incentive Awards contingent on the Participant’s agreement to amendments to prior Incentive Awards or other conditions, and the circumstances under which Incentive Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance conditions (including Performance Goals), the occurrence of certain events, or other factors;

(iv) to establish or verify the extent of satisfaction of any Performance Goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Incentive Award;

(v) to prescribe and amend the terms of the Grant Agreements or other documents evidencing Incentive Awards made under this Plan (which need not be identical);

(vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 13;

(vii) to interpret and construe this Plan, any policies under this Plan and the terms and conditions of any Incentive Award granted hereunder, and to make exceptions to any provisions for the benefit of the Company;

(viii) to delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law or other applicable law, any portion of its authority under the Plan to make Incentive Awards to an executive officer of the Company, subject to any conditions that the Committee may establish (including but not limited to conditions on such officer’s ability to make awards to “executive officers” within the meaning of Section 16 of the Act or to “covered employees” within the meaning of Code section 162(m)(3)), provided that no delegation may be made with respect to the granting of Incentive Awards to Outside Directors; and

(ix) to make all other determinations deemed necessary or advisable for the administration of this Plan.

The Committee may amend the terms of previously granted Incentive Awards so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that the consent will not be required if the amendment is for the purpose of complying with applicable provisions of the Code or any federal or state securities laws.

The Committee is prohibited from Repricing any Option without the prior approval of the shareholders of the Company with respect to the proposed Repricing.

(b) The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by the Committee in writing or by electronic transmission or transmissions as permitted by the Bylaws of the Company, and any action so taken shall be fully effective as if it had been taken at a meeting.

(d) The Committee may delegate the administration of the Plan to an officer or officers of the Company, and such officer(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Incentive Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Incentive Awards, to process or oversee the issuance of shares of Company Stock upon the exercise, vesting and/or settlement of an Incentive Award, to interpret the terms of Incentive Awards and to take any other actions as the Committee may specify, provided that in no case shall any such officer(s) be authorized to grant Incentive Awards under the Plan, except in accordance with Section 14(a)(viii) above. Any action by an administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such officer(s), provided that the actions and interpretations of any such officer(s) shall be subject to review and approval, disapproval or modification by the Committee.

15. Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company—at the principal business address of the Company to the attention of the Corporate Secretary of the Company; and (b) if to any Participant—at the last address of the Participant known to the sender at the time the notice or other communication is sent.

16. No Effect on Other Plans. Except as provided in Section 4(c) with respect to prior plans, nothing contained in the Plan will be deemed in any way to limit or restrict the Company or any Related Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

17. Interpretation. The Plan is intended to operate in compliance with the provisions of Rule 16b-3 and to facilitate compliance with, and optimize the benefits from, Code section 162(m). The terms of this Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury of the United States or his or her delegate relating to the qualification of Incentive Stock Options under the Code. This Plan and the individual Incentive Awards under the Plan are intended to comply with any applicable requirements of Code section 409A and shall be interpreted to the extent context reasonably permits in accordance with such requirements. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect. The terms of this Plan shall be governed by the laws of the State of Delaware.